Exhibit 10.43

WALGREEN CO. NONEMPLOYEE DIRECTOR STOCK PLAN

AMENDMENT NO. 3

Effective September 1, 2009, Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

 6.1              Portion of Retainer Paid in Shares.  During the term of this Plan prior to September 1, 2009, Nonemployee Directors shall receive 50% of their Annual Retainer in the form of Shares.  For Board service on and after September 1, 2009, the entire Annual Retainer shall be paid in cash.

Effective September 1, 2009, Section 7.2 of the Plan is hereby amended by replacing the words “in the succeeding calendar year” with the words “for fiscal quarters beginning on or after that date” at the end of the first sentence of such Section.